EXHIBIT 10.30

Restricted Stock Number: R-9227

RESTRICTED STOCK AGREEMENT

This Agreement is entered into as of the October 7, 2013 by and between ACORDA THERAPEUTICS, INC., a Delaware corporation (“Company”), and Michael W. Rogers (“Employee”) at 22 Peakham Road, Sudbury, MA  01776.

WITNESSSETH:

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, in accordance with the Acorda Therapeutics, Inc. 2006 Employee Incentive Plan, as amended and restated (the “Plan”) the parties hereto hereby agree as follows:

1.                 Grant.  Simultaneously herewith, the Company has made a restricted stock award to Employee and has issued 45,600 shares of the Company’s common stock, $.001 par value per share (such common stock hereinafter being referred to as the “Common Stock” and such shares hereinafter being referred to as the “Restricted Stock”), registered in the name of Employee, subject to the terms of the Plan and the restrictions and provisions of this Agreement.

    2.                 Treatment During Restricted Period.

a.  Certificates.  Each certificate representing shares of Restricted Stock shall be registered in the name of the Employee and held, together with a stock power endorsed in blank, by the Company, subject to the provisions hereof.  Each certificate of Restricted Stock shall bear a legend reflecting the limitation of transferability, the risk of forfeiture and other restrictions under this Agreement and applicable securities law restrictions.

b.  Restrictions Applicable Prior to Vesting.  Shares of Restricted Stock shall be subject to the following restrictions until they vest:

  i)              Nontransferability.  Except as otherwise required by law, Restricted Stock which has not vested may not be sold, assigned, exchanged, transferred, pledged, hypothecated or otherwise disposed of, except to the Company as provided herein.

 ii)              Voting.  Employee hereby appoints the Company’s General Counsel or any successor appointed by the Company (the “Trustee”) to act as Employee’s proxy, and grants the Trustee the power to vote the unvested shares of Restricted Stock at any annual or special meeting of stockholders of the Company, or any adjournment or adjournments thereof at which the shares would be entitled to vote.  The Trustee will vote such shares in connection with any matter on a pro rata basis in accordance with all other shares voted with respect to such matter.  This proxy is coupled with an interest and is irrevocable.

iii)              Dividends and Distributions.  Any cash dividends or other distributions in respect of the shares of Restricted Stock, including, but not limited to, shares received as a result of a stock dividend, stock split, combination of shares or otherwise, shall be retained by the Company and either delivered together with the applicable shares in accordance with Section 2(e) hereof or forfeited together with the applicable shares in accordance with Section 2(c) hereof.  In no event shall any dividend or distribution be paid later than 2-1/2 months after the calendar year in which such dividend or distribution is no longer subject to a substantial risk of forfeiture.

 iv)              Other Restrictions.  The Board may impose such other restrictions on the Restricted Stock as it may deem advisable, including, without limitation, stop-transfer orders and other restrictions set forth in the terms of this Agreement or as the Board may reasonably deem advisable.

c.  Forfeiture.  If Employee’s employment terminates before all of the shares of Restricted Stock are vested in accordance in Section 2(d), any of the shares of Restricted Stock that are unvested or otherwise subject to restrictions shall be forfeited to the Company on the effective date of the termination of Employee’s employment.

d.  Vesting; Termination of the Restricted Period.  The shares of Restricted Stock shall no longer be subject to the forfeiture provisions of Section 2(c) (i.e., the shares shall vest) in accordance with the following schedule.  To the extent that Employee remains continuously employed by the Company:

four equal amounts every year, not to exceed 45,600 shares, with the vest dates of October 7, 2014, October 7, 2015, October 7, 2016,  and October 7, 2017 for four (4) years, subject to the terms and conditions set forth on this certificate and under the plan.

If Employee’s employment terminates prior to the second anniversary of his commencement of employment with the Company, for any reason (other than, in connection with a “Change in Control,” a termination by the Company without “Cause” or a voluntary termination by Employee with “Good Reason”), then with respect to all Restricted Shares that have vested as of such termination, Employee shall either repay to the Company an amount equal to the fair market value of such shares, based on the closing price of such shares on their respective vesting date(s) (the “Refundable Amount”), and/or surrender the vested Restricted Shares to the Company; provided, however, that the Refundable Amount or the number of vested Restricted Shares to be surrendered (as applicable) shall be reduced by the amount (or, as applicable, the number of Restricted Shares with the value, determined using the closing price on the vesting date, equal to the amount) of any federal and state income, FICA and similar taxes, paid or payable by Employee with respect to the vesting of Restricted Shares prior to such termination, net of any tax benefit from the repayment or surrender (including but not limited to any taxes recoverable or refundable to Employee on account of the repayment or surrender).  For this purpose, the terms “Change in Control,” “Cause” and “Good Reason” shall have the respective meanings provided in the employment agreement between Employee and the Company dated October 7, 2013.

e.  Vesting Upon Death.  In the event of the Employee’s death while the restricted stock award is outstanding, such award shall immediately become fully vested, notwithstanding the vesting schedule in this Agreement, provided that:

(i)           the Employee had at least one full year of service with the Company and had not been on probation during the 24-month period preceding death;

(ii)           the Employee had not been on disability for longer than two consecutive years at the time of death; and

(iii)           the Employee’s death was not due to suicide or did not result from any illness, injury, or disease that resulted from illegal drug use; was not incurred while the Employee was engaged in criminal conduct; or was not intentionally self-inflicted.

f.  Delivery following Vesting.  Promptly after they become vested, the Company shall deliver to Employee (or Employee’s legal representative) the shares of vested Restricted Stock in the form of a transferable certificate, with a legend reflecting any applicable securities law restrictions; provided, however, that the Company need not deliver such shares to Employee until Employee has paid or caused to be paid all taxes required to be withheld pursuant to Section 3 hereof.

3.                 Withholding.  The Company may withhold any taxes resulting from this Agreement that the Company determines it is required to withhold under the laws and regulations of any governmental authority, whether federal, state or local and whether domestic or foreign.  Subject to applicable legal requirements, Employee may elect to satisfy such withholding requirements either by (i) delivery to the Company of a certified check prior to the delivery of shares of Restricted Stock which are vested pursuant to Section 2, (ii) if agreed to at the time by the Company, instructing the Company to retain a sufficient number of shares of Restricted Stock to cover the withholding requirements, (iii) instructing the Company to satisfy the withholding requirements from Employee’s salary; or (iv) any other method acceptable to the Company.

4.                 Notice.  All notices, requests, demands, waivers and communications required or permitted to be given hereunder shall be in writing and shall be delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile, as follows:

If to the Company, to:

Acorda Therapeutics, Inc.
420 Saw Mill River Road
Ardsley, New York 10502
Facsimile: (914) 347-4560
Attention:  Chief Financial Officer

If to Employee, to his last known mailing address specified in the Company’s employee records.

or to such other address as either party hereto shall specify by notice in writing to the other party in accordance with this Section.  All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date when given unless mailed, in which case on the third business day after the mailing.

5.                 No Employment Rights.  Nothing contained in this Agreement shall restrict in any way the right of the Company to terminate Employee’s employment at any time, with or without cause.  As used throughout this Agreement, the term “employment” includes employment with the Company, a subsidiary of the Company or an affiliate of the Company.

6.                 Award Subject to Plan.  Employee acknowledges receipt of a copy of the Plan.  The Restricted Stock grant has been made pursuant to the Plan and is in all respects subject to the terms and conditions thereof.  In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

7.                 Board Determinations.  In the event that any question or controversy shall arise with respect to the nature, scope or extent of any one or more rights conferred by this Agreement, the determination by the Board (or the Committee established by the Board to administer the Plan) of the rights of the Employee shall be conclusive, final and binding upon Employee and upon any other person who shall assert any right pursuant to this Agreement.

8.                 Change in Control.  Notwithstanding Section 11(b) of the Plan, if a Reorganization Event occurs while the restricted stock award is outstanding and a successor corporation does not assume the restricted stock award or an equivalent award is not substituted as provided under Section 11(a) of the Plan, then the Committee shall, upon written or electronic notice to the Employee, provide that one of the following will occur with respect to the restricted stock award:

i)           the restricted stock award will become vested in full and free from restrictions as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent sold by the Employee prior to the consummation of the Reorganization Event; or

ii)           the restricted stock award will terminate upon consummation of such Reorganization Event and the Employee will receive, in exchange therefore, a cash payment equal to the amount payable in the Reorganization Event with respect to a share of Stock multiplied by the number of shares of Stock subject to the restricted stock award.

9.                 Definitions.  All capitalized terms herein not otherwise defined shall have the meanings set forth in the Plan.

10.               Assignment.  The Company may assign its rights hereunder.  Employee may not assign any of his rights hereunder.  Neither party may assign any of their obligations hereunder.

11.               Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the Company and Employee regarding the subject matter of this Agreement.  The Agreement supersedes any prior agreement or understanding regarding such subject matter, including but not limited to paragraph 8 of the offer letter from the Company to Employee dated September 20, 2013.

By acceptance of this Award, the Awardee agrees to the terms and conditions hereof.

Date: March 3, 2014 ACCEPTED: /s/ Michael W. Rogers Michael W. Rogers	ACORDA THERAPEUTICS, INC By: /s/Ron Cohen Name: Ron Cohen Title: President & CEO Date: March 3, 2014